Form 51-102F3

MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Buffalo Gold Ltd. ("Buffalo" or the “Company”)
Suite 300, 1055 West Hastings Street
Vancouver, BC  V6E 2E9

Item 2

Date of Material Change

February 16, 2006

Item 3

News Release

The new Release dated February 16, 2006 was disseminated via CCN Matthews.

Item 4

Summary of Material Change

Buffalo appoints Pascal Geraths Gesellschaft für Presse-und Öffentlichkeitsarbeit mbH (“PGG”) to carry out media awareness campaigns in Europe on Buffalo’s behalf.

Item 5

Full Description of Material Change

Buffalo Gold Ltd. (TSX-V: BUF.U) has appointed Pascal Geraths Gesellschaft für Presse-und Öffentlichkeitsarbeit mbH (“PGG”) to carry out media awareness campaigns in Europe on Buffalo’s behalf.  PGG is an experienced European public relations firm specialising in the resource sector.

PGG’s principal, Pascal Geraths, stated “I am very impressed with both Buffalo’s asset base and its management team, led by Damien Reynolds, with whom I have worked before.  I look forward to working with a company with world-class properties and a team that can effectively develop those assets and build shareholder value”.

Damien Reynolds, Buffalo’s Chairman and CEO, stated “I look forward to working again with Pascal Geraths.  His work in raising investor awareness for Tournigan Gold Corporation was exceptional and being able to engage Europe’s pre-eminent natural resources PR firm is a tremendous plus Buffalo and its shareholders”.

PGG has been engaged for a period of six months and will receive consulting fees of EUR7,500 per month and has, subject to regulatory approval, been granted an incentive stock option to purchase 100,000 shares of Buffalo at a price of USD$0.80 per share until February 10, 2008.  PGG does not presently own any shares of Buffalo, but may in the future acquire shares of Buffalo for investment purposes.  PGG’s appointment is subject to TSX Venture Exchange approval.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7

Omitted Information

Not applicable.

Item 8

Executive Officer

The following Senior Officer of the Company is available to answer questions regarding this report:

Damien Reynolds, Chairman of the Board at (604) 685-5492.

Item 9

Date of Report

Dated at Vancouver, BC, this 16th day of February 2006

BUFFALO GOLD LTD.

Per:

Damien Reynolds

Damien Reynolds,

Chairman of the Board of Directors